Exhibit 99.1

JLL Income Property Trust
Acquires Retail Center in Durham, NC

Chicago (July 26, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.7 billion in portfolio assets announced today the acquisition of Patterson Place a 25,000-square-foot retail center in Durham, North Carolina. The retail property is anchored by Duke Medical Plaza, which was recently acquired by JLL Income Property Trust. Patterson Place was acquired for approximately $14.5 million.

“Patterson Place is a well-located, medical office-anchored retail center that we believe benefits from strong foot traffic generated by the recently acquired Duke Medical Plaza along with a strong tenant roster and a prime location at the intersection of two major thoroughfares that connect dense population centers,” said JLL Income Property Trust President and CEO Allan Swaringen. “We have conviction in the Raleigh market and believe the outlook for retail with a strong anchor tenant looks positive as pandemic restrictions ease and consumer spending remains elevated. All of these factors point to a strong investment that should yield long term, stable cashflow for our stockholders.”

Constructed in phases between 2010 and 2015, Patterson Place tenants include national retailers such as Five Guys, AT&T and Moe’s. The weighted average lease term is greater than five years. In addition to its strong tenant roster, Patterson Place benefits from local demographic tailwinds. According to LaSalle Research & Strategy, Raleigh’s in-migrations is expected to outpace the US rate with a high-concentration of prime-age workers over the next 10 years. Within a one-mile radius of the property annual population growth is projected to grow twice as fast as the US average, which should drive continued consumer demand.

The property’s location just off of Interstate 40 puts it at the center of a key regional connector between Durham, Research Triangle Park and Raleigh and makes it accessible to Duke University and University of North Carolina, both of which are just a 10-minute drive.

JLL Income Property Trust’s retail allocation is 14 properties in 13 key markets valued at $789 million and representing approximately 13 percent of its overall portfolio.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $78 billion of assets in private and public real estate property and debt investments as of Q4 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com
Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com